Exhibit 16.1

February 14, 2011

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for MACC Private Equities, Inc. and, under the date of December 29, 2010, we reported on the financial statements of MACC Private Equities, Inc. as of and for the years ended September 30, 2010 and 2009. On February 8, 2011, we were dismissed. We have read MACC Private Equities, Inc.’s statements included under Item 4.01 of its Form 8-K dated February 14, 2011, and we agree with such statements, except that we are not in a position to agree or disagree with MACC Private Equities, Inc.’s stated reason for changing principal accountants, its statement that the change was approved by the Audit Committee of the Board of Directors or its statement that BBD, LLP was not engaged regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on the Company’s financial statements or any reportable events described under Item 304(a)(2)(ii) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP